EXHIBIT 10.2

FORM OF
FIRST AMENDMENT
TO THE
MALVERN FEDERAL SAVINGS BANK
SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN AGREEMENT
DATED __________, 2004
FOR

              THIS FIRST AMENDMENT is adopted this ______ day of _________, 2006, effective as of the first day of January 2005, by and between Malvern Federal Savings Bank, a federally-chartered savings association located in Paoli, Pennsylvania (the “Bank”), and ___________________________ (the “Executive”).

              The Bank and the Executive executed the Supplemental Executive Retirement Plan Agreement on the __ day of _______, 2004 effective as of the first day of April, 2004 (the “Agreement”).

              The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

              The following Section 1.11 a shall be added to the Agreement immediately following Section 1.11:

1.11 a

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

Section 1.12 of the Agreement shall be deleted in its entirety and replaced by the following:

1.12

“Termination of Employment” means the termination of the Executive’s employment with the Bank for reasons other than death or Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:

(a)

the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)

the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

              The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:

2.5

Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.6

Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s accrual balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)

must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

          Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7
Amendments and Termination

7.1

Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2

Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)

Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the accrual balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

          Section 8.1 of the Agreement shall be deleted in its entirety and replaced by the following:

8.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Bank’s Board of Director, or such committee or person(s) as the Board of Directors shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement. Any acts under this section shall be restricted to actions which do not violate Section 409A of the Code.

The following Sections 9.16 and 9.17 shall be added to the Agreement immediately following Section 9.15:

9.16

Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.17

Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

          IN WITNESS OF THE ABOVE, the Executive and the Bank hereby consent to this First Amendment.

Executive:	MALVERN FEDERAL SAVINGS BANK

By:

Title:

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